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                                                                    EXHIBIT L(2)

                               PURCHASE AGREEMENT

                  Credit Suisse Warburg Pincus Emerging Markets Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases one share of common stock of the Fund, which shall be designated as a Class A share, having a par value of $.001 per share, at a price of $7.14 per Share (the "Initial Share"), the Fund agreeing to waive the initial sales charge on such purchase. CSAM hereby acknowledges receipt of a certificate representing the Initial Share and the Fund hereby acknowledges receipt from CSAM of $7.14 in full payment for the Initial Share.

                  2. CSAM represents and warrants to the Fund that the Initial Share is being acquired for investment purposes and not for the purpose of distribution.

                  3. CSAM agrees that if any holder of the Initial Share redeems such Share in the Fund before one year after the date upon which the Class A of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of that Class.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 2nd day of October, 2001.

                                                   CREDIT SUISSE WARBURG PINCUS
                                                   EMERGING MARKETS FUND, INC.

                                                   By:/s/Hal Liebes
                                                      -------------
                                                      Name:Hal Liebes
                                                      Title:

ATTEST:

/s/Rocco DelGuercio
-------------------

                                            CREDIT SUISSE ASSET MANAGEMENT, LLC

                                            By:/s/Hal Liebes
                                               -------------
                                               Name: Hal Liebes
                                               Title:

ATTEST:

/sKimiko Fields
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